Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Golden Entertainment, Inc.

6595 S. Jones Boulevard

Las Vegas, NV 89118

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 15, 2017, relating to the consolidated financial statements, financial statement schedule and internal control over financial reporting of Golden Entertainment, Inc. and subsidiaries, which report appears in the Annual Report on Form 10-K of Golden Entertainment, Inc. for the year ended December 31, 2016, and to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ Piercy Bowler Taylor & Kern

PIERCY BOWLER TAYLOR & KERN

Certified Public Accountants

Las Vegas, Nevada

November 15, 2017